UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2004

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25160	63-1114426
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1927 First Avenue North, Birmingham, Alabama 35203

(Address of principal executive offices, including zip code)

(205) 583-3600

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On February 27, 2004, Alabama National BanCorporation, a Delaware corporation (“ANB”), completed its merger with Indian River Banking Company, a Florida corporation (“Indian River”), pursuant to the terms of the Agreement and Plan of Merger, dated as of October 22, 2003 (the “Merger Agreement”), by and among ANB and Indian River. Pursuant to the terms of the Merger Agreement, Indian River was merged with and into ANB, with ANB as the surviving corporation. In connection with the merger, Griffin A. Greene, an Indian River director, was added to ANB’s Board of Directors.

Indian River had assets of approximately $550 million as of January 31, 2004. As a result of the merger, Indian River’s banking subsidiary, Indian River National Bank (“IRNB”), became a wholly owned subsidiary of ANB. IRNB was founded in 1985 and serves its customer base through eight offices located in Indian River County and Brevard County, Florida.

As a result of the merger, ANB will issue approximately 2,017,000 shares of its common stock, and will pay approximately $5,091,000 in cash, pursuant to cash elections submitted by certain Indian River stockholders, in exchange for all of the issued and outstanding shares of Indian River common stock. Furthermore, at the time of the merger, all outstanding options to purchase Indian River common stock were converted into options to purchase an aggregate of 123,431 shares of Alabama National common stock. The average quoted price of ANB’s common stock during the valuation period specified in the Merger Agreement was $52.65, resulting in an exchange ratio of .9408 shares of ANB’s common stock for each share of Indian River common stock. Each Indian River stockholder that elected cash will receive $49.53 per share. ANB will pay the cash consideration from the cash reserves of Indian River acquired in connection with the merger.

On February 27, 2004, ANB issued a press release announcing the completion of the merger. That press release is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

2.1	Agreement and Plan of Merger dated October 22, 2003, between Alabama National BanCorporation and Indian River Banking Company (filed as Exhibit 2.1 to ANB’s Current Report on Form 8-K filed on October 23, 2003 and incorporated herein by reference).

99.1	Press Release dated February 27, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alabama National Bancorporation

By:	/s/ William E. Matthews, V
William E. Matthews, V Executive Vice President and Chief Financial Officer

Dated: March 5, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated October 22, 2003, between Alabama National BanCorporation and Indian River Banking Company (filed as Exhibit 2.1 to ANB’s Current Report on Form 8-K filed on October 23, 2003 and incorporated herein by reference).

99.1	Press Release dated February 27, 2004.